Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-232162

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 17, 2019)

UMH PROPERTIES, INC.

Juniper Business Plaza

Suite 3-C, 3499 Route 9 North

Freehold, New Jersey 07728

732-577-9997

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

This Prospectus Supplement updates the Prospectus dated June 17, 2019, as previously supplemented (the “Prospectus”) relating to the Dividend Reinvestment and Stock Purchase Plan (the “Plan”) of UMH Properties, Inc. (“UMH”) and should be read in conjunction with the Prospectus. The information set forth below is intended to amend and modify certain information set forth in the Prospectus. Except as expressly stated below, all other information set forth in the Prospectus is unchanged. Unless otherwise defined herein, any capitalized terms used in this Prospectus Supplement have the same meanings as in the Prospectus.

This Prospectus Supplement and the Prospectus may be obtained free of charge at the Securities and Exchange Commission’s website at www.sec.gov. In addition, Plan participants and shareholders may obtain copies of the Prospectus and any supplements to the Prospectus, including this Prospectus Supplement, free of charge, by contacting UMH’s Shareholder Relations Department at Juniper Business Plaza, Suite 3-C, 3499 Route 9 North, Freehold, New Jersey 07728, telephone 732-577-9997.

DESCRIPTION OF THE AMENDMENT TO THE PLAN

UMH’s Board of Directors has approved an amendment to the Plan to reduce from $5,000 to $1,000 the maximum amount of optional cash payments that may be made by participants in the Plan in any single month, unless a Request for Waiver of such allowable maximum amount has been accepted by UMH. The Company will consider requests submitted by shareholders for a waiver of the $1,000 maximum but the granting of any waiver will be in the Company’s sole discretion. This change to the Plan will be effective February 11, 2021. All other terms and conditions of the Plan as descried in the Prospectus are unchanged.

This Prospectus Supplement constitutes part of the Plan Prospectus and should be retained for future reference.

The date of this prospectus supplement is February 1, 2021

As filed with the Securities and Exchange Commission on June 17, 2019

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UMH PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	22-1890929
(State or other jurisdiction	(I.R.S. employer
of incorporation or organization)	identification number)

Juniper Business Plaza, 3499 Route 9 North, Suite 3-C
Freehold, NJ 07728
(732) 577-9997

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Anna T. Chew
Vice President and Chief Financial Officer
UMH Properties, Inc.
Juniper Business Plaza
3499 Route 9 North, Suite 3-C
Freehold, NJ 07728
Tel: (732) 577-9997
Fax: (732) 577-9980

(Name, address, including zip code, and telephone number, of agent for service of process)

Copies to:
Jeffrey S. Lowenthal, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038
Tel: (212) 806-5400
Fax: (212) 806-6006

Approximate date of commencement of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [  ]

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[X]

Non-accelerated filer (Do not check if a smaller reporting company)	[ ]	Smaller reporting company	[ ]

		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.10 par value per share	7,000,000 shares	$13.32	$93,240,000	$11,301

(1)	Pursuant to Rule 457(c), the offering price has been computed based upon the average of the high and low sale prices of the common stock on the New York Stock Exchange on June 13, 2019 and has been established solely for the purpose of determining the registration fee.

PROSPECTUS

UMH PROPERTIES, INC.

Juniper Business Plaza
Suite 3-C, 3499 Route 9 North
Freehold, New Jersey 07728
732-577-9997

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

UMH Properties, Inc. (“UMH”) is offering a maximum of 7,000,000 shares of our common stock, par value $0.10 per share (“Common Stock”), pursuant to our Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan provides holders of our Common Stock with a simple and convenient method of investing cash dividends and optional cash payments in additional shares of Common Stock without payment of any brokerage commission or service charge. Our Common Stock is listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “UMH.” On June 13, 2019, the last reported sale price of our Common Stock on the NYSE was $13.38 per share.

The proceeds of dividends reinvested in the Plan and optional cash payments will be used to purchase original issue shares of our Common Stock. The price of shares of Common Stock purchased with reinvested dividends and optional cash payments will be the higher of 95% of the average of the daily high and low sale prices of our Common Stock on the NYSE on the four trading days including and preceding the Investment Date (as defined herein), or 95% of the average of the high and low sale prices of our Common Stock on the NYSE on the Investment Date. (See Question 16 in this Prospectus.)

Participants in the Plan may:

●	Automatically reinvest cash dividends on all or less than all the shares registered in their names; and

●	Invest by making optional cash payments at any time of not less than $500 per payment nor more than $1,000 per month, unless a Request for Waiver has been accepted by UMH pursuant to Question 12 herein, whether or not any dividends on shares registered in the participant’s name are being reinvested. Optional cash payments will be invested monthly, generally on the Investment Date.

Holders of shares of Common Stock who do not choose to participate in the Plan will continue to receive cash dividends, as declared, in the usual manner.

IT IS SUGGESTED THAT THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE BE READ CAREFULLY AND RETAINED FOR FUTURE REFERENCE.

UMH reserves the right to terminate the Plan at any time.

The Plan does not represent a change in UMH’s dividend policy or a guarantee of future dividends. Dividends will continue to depend on earnings, financial requirements, and other factors.

INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. BEFORE INVESTING IN OUR COMMON STOCK, YOU SHOULD CAREFULLY READ THE INFORMATION SET FORTH IN OUR DISCUSSION OF “RISK FACTORS” BEGINNING ON PAGE 5 AS WELL AS THE RISK FACTORS DESCRIBED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2018 AND OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY UMH. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UMH SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER BY UMH OR ANY AGENT OF UMH OR ANY OTHER PERSON TO SELL SECURITIES IN ANY STATE IN WHICH SUCH OFFER WOULD BE UNLAWFUL. THIS PROSPECTUS RELATES ONLY TO THE SHARES OF UMH OFFERED HEREBY AND IS NOT TO BE RELIED UPON IN CONNECTION WITH THE PURCHASE OR SALE OF ANY OTHER SECURITIES OF UMH.

The date of this Prospectus is June 17, 2019

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AVAILABLE INFORMATION

UMH is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”) relating to its business, financial position, results of operations and other matters. UMH’s filings with the Commission, including the Registration Statement with respect to the shares of Common Stock offered hereby, are available to you on the Commission’s website at http://www.sec.gov. UMH also has a website at http://www.umh.reit through which you may access its recent filings with the Commission. Information contained on its website is not part of this prospectus. In addition, you may look at UMH’s filings with the Commission at the offices of the NYSE, which are located at 20 Broad Street, New York, NY 10005. UMH’s filings with the Commission are available at the NYSE because its Common Stock is listed and traded on the NYSE under the symbol “UMH.”

UMH has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to UMH, the shares of Common Stock and related matters, reference is made to such Registration Statement, including the exhibits incorporated therein by reference or filed as a part thereof.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, which UMH filed with the Commission, are incorporated by reference in this Prospectus:

●	Our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on March 7, 2019.

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Commission on May 2, 2019.

●	Our Definitive Proxy Statement on Schedule 14A filed with the Commission on April 22, 2019, in connection with our Annual Meeting of Shareholders held on June 13, 2019.

●	Our Current Reports on Form 8-K filed with the Commission on January 7, 2019, January 15, 2019, January 30, 2019, March 7, 2019, April 1, 2019, April 2, 2019, April 24, 2019, April 29, 2019, April 30, 2019, May 2, 2019 and June 14, 2019 (other than any information in such reports that was “furnished” but not “filed”).

●	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2018, except for information furnished under Current Reports on Form 8-K, which is not deemed filed and not incorporated herein by reference.

●	The description of our common stock which is contained in a registration statement filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

We also incorporate by reference additional documents that we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the Plan; provided, however, that we are not incorporating any information deemed “furnished” but not “filed.” Any statement in this Prospectus or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

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The foregoing documents incorporated by reference in this Prospectus (not including exhibits to the information that are incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates) will be provided without charge to each person to whom a prospectus is delivered, upon written or oral request of such person, made to Shareholder Relations, UMH Properties, Inc., Juniper Business Plaza, Suite 3-C, 3499 Route 9 North, Freehold, New Jersey 07728 (telephone number 732-577- 9997).

No person has been authorized to give any information, or to make any representations other than those contained in this Prospectus or referred to herein, and, if given or made, such other information or representation must not be relied upon as having been authorized by UMH. This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. The delivery of this Prospectus at any time does not imply that information herein is correct as of any time subsequent to the date hereof.

This Prospectus relates only to the shares of Common Stock of UMH registered for sale under the Plan. It is suggested that this Prospectus be read carefully and retained for future reference.

THE COMPANY

UMH is a Maryland corporation operating as a qualified real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code. Our primary business is the ownership and operation of manufactured home communities – leasing manufactured home sites to private manufactured home owners. As of June 13, 2019, we owned and operated 118 manufactured home communities containing approximately 21,500 developed home sites. The communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Michigan and Maryland. We also lease homes to residents, and through our wholly-owned taxable REIT subsidiary, UMH Sales and Finance, Inc., sell and finance the sale of homes to residents and prospective residents of our communities. UMH’s principal executive offices are located at Juniper Business Plaza, Suite 3-C, 3499 Route 9 North, Freehold, New Jersey 07728. UMH’s telephone number is 732-577-9997.

RISK FACTORS

Our business is subject to certain risks. You should carefully consider these risks and uncertainties, which are described below and in our Annual Reports on Form 10-K and other filings with the Commission, including our Annual Report on Form 10-K for the year ended December 31, 2018, and which are deemed incorporated by reference into this prospectus. If any of these risks and uncertainties actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our Common Stock to decline, perhaps significantly, and you may lose part or all of your investment.

In addition to the risk factors incorporated by reference into this Prospectus by the preceding paragraph, below is a description of certain risks that you may face by virtue of your participation in the Plan. There may be additional risks that are not listed below or in the referenced documents, and you should consult your financial, tax, legal and other advisors prior to determining whether to participate in the Plan.

There is no price protection for your shares of Common Stock in the Plan. Your investment in the shares of Common Stock held in the Plan will be exposed to changes in market conditions and changes in the market value of the Common Stock. Your ability to liquidate or otherwise dispose of shares of Common Stock in the Plan is subject to the terms of the Plan and the withdrawal procedures under the Plan. You may not be able to withdraw or sell your shares of Common Stock in the Plan in time to react to market conditions.

The purchase price for shares of Common Stock purchased or sold under the Plan will vary. The purchase price for any shares of Common Stock that you purchase or sell under the Plan will vary and cannot be predicted. You may purchase or sell shares of Common Stock at a purchase price that is different from (more or less than) the price that you would face if you acquired or sold shares on the open market on the related dividend payment date, purchase date or sale date, as appropriate.

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The market price for our Common Stock varies, and you should purchase shares of Common Stock for long-term investment only. Although our Common Stock is listed on the NYSE, our Common Stock may not be actively traded. We cannot assure you that there will, at any time in the future, be an active trading market for our Common Stock. Even if there is an active trading market for our Common Stock, we cannot assure you that you will be able to sell all of your shares of Common Stock at one time or at a favorable price, if at all. As a result, you should participate in the Plan only if you are capable of, and seeking, to make a long-term investment in shares of Common Stock.

We may not be able to pay dividends. Pursuant to our charter and bylaws, our Board of Directors has the discretion to declare dividends out of the profits of the Company. If we are unable to maintain profitability, or if our Board of Directors does not deem declaring dividends to be advisable, we may not be able to make distributions to our shareholders.

You will not earn any interest on your dividends or cash pending investment. No interest will be paid on dividends, cash or other funds pending investment or disbursement.

You may incur tax obligations without receiving cash with which to pay those obligations. If you reinvest dividends under the Plan, you will be treated for U.S. federal income tax purposes as having received a dividend on the dividend payment date, which may give rise to a tax payment obligation without providing you with cash to pay such tax when it becomes due. See Question 30 for a description of certain U.S. federal income tax consequences of participating in the Plan.

H.R. 1, informally titled the Tax Cuts and Jobs Act, signed into law on December 22, 2017 (the “Tax Act”) could have an adverse impact on our business and financial results. The Tax Act made many significant changes to the U.S. federal income tax laws applicable to businesses and their owners, including REITs and their stockholders, and may lessen the relative competitive advantage of operating as a REIT rather than as a C corporation. For example, the Tax Act lowered income tax rates on individuals and corporations thereby easing the burden of double taxation on corporate dividends and making the single level of taxation on REIT distributions relatively less attractive. The Tax Act also provides for the expensing of capital expenditures which may have a similar impact and also could result in the bunching of taxable income and required distributions by REITs, such as distributions on our common stock. Furthermore, the Tax Act limits the deductibility of interest expense, which may disrupt the real estate market and may increase the amount of required distributions by REITs, such as distributions on our common stock. The Tax Act will also need to be interpreted by the Internal Revenue Service (“IRS”) and the U.S. Treasury Department, which may result in revisions to regulations and interpretations, and in the interim may lead to some uncertainty.

If our leases are not respected as true leases for federal income tax purposes, we would fail to qualify as a REIT.

To qualify as a REIT, we must, among other things, satisfy two gross income tests, under which specified percentages of our gross income must be certain types of passive income, such as rent. For the rent paid pursuant to our leases to qualify for purposes of the gross income tests, the leases must be respected as true leases for federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement. We believe that our leases will be respected as true leases for federal income tax purposes. However, there can be no assurance that the IRS will agree with this view. If the leases are not respected as true leases for federal income tax purposes, we would not be able to satisfy either of the two gross income tests applicable to REITs, and we could lose our REIT status.

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Failure to make required distributions would subject us to additional tax.

In order to qualify as a REIT, we must, among other requirements, distribute, each year, to our stockholders (including holders of Series C Preferred Stock) at least 90% of our taxable income, excluding net capital gains. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions (or deemed distributions) in any year are less than the sum of:

●	85% of our ordinary income for that year;
●	95% of our capital gain net earnings for that year; and
●	100% of our undistributed taxable income from prior years

To the extent we pay out in excess of 100% of our taxable income for any tax year, we may be able to carry forward such excess to subsequent years to reduce our required distributions for purposes of the 4% nondeductible excise tax in such subsequent years. We intend to pay out our income to our stockholders in a manner intended to satisfy the 90% distribution requirement. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets to pay out enough of our taxable income to satisfy the 90% distribution requirement and to avoid corporate income tax.

We may not have sufficient cash available from operations to pay distributions, and, therefore, distributions may be made from borrowings.

The actual amount and timing of distributions will be determined by our board of directors in its discretion and typically will depend on the amount of cash available for distribution, which will depend on items such as current and projected cash requirements and tax considerations. As a result, we may not have sufficient cash available from operations to pay distributions as required to maintain our status as a REIT. Therefore, we may need to borrow funds to make sufficient cash distributions in order to maintain our status as a REIT, which may cause us to incur additional interest expense as a result of an increase in borrowed funds for the purpose of paying distributions.

We may be required to pay a penalty tax upon the sale of a property.

The federal income tax provisions applicable to REITs provide that any gain recognized by a REIT on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business is treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Under current law, unless a sale of real property qualifies for a safe harbor, the question of whether the sale of real estate or other property constitutes the sale of property held primarily for sale to customers is generally a question of the facts and circumstances regarding a particular transaction. We intend that we and our subsidiaries will hold the interests in the real estate for investment with a view to long-term appreciation, engage in the business of acquiring and owning real estate, and make occasional sales as are consistent with our investment objectives. We do not intend to engage in prohibited transactions. We cannot assure you, however, that we will only make sales that satisfy the requirements of the safe harbors or that the IRS will not successfully assert that one or more of such sales are prohibited transactions.

We may be adversely affected if we fail to qualify as a REIT.

If we fail (or have failed) to qualify as a REIT for any taxable year, we will not be allowed to deduct distributions to stockholders in computing our taxable income for such taxable year and will be subject to Federal income tax, including any applicable alternative minimum tax, at regular corporate rates. In addition, we might be barred from qualification as a REIT for the four years following the year of disqualification. The additional tax incurred at regular corporate rates would reduce significantly the cash flow available for distribution to stockholders and for debt service. Furthermore, we would no longer be required to make any distributions to our stockholders as a condition to REIT qualification. Any distributions to noncorporate stockholders would be taxable as ordinary income to the extent of our current and accumulated earnings and profits, although such dividend distributions generally would be subject to a top federal income tax rate of 20%. Corporate distributees would in that case generally be eligible for the dividends received deduction on the distributions, subject to limitations under the Code.

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FORWARD-LOOKING STATEMENTS

Statements contained in this Prospectus, including the documents that are incorporated by reference, that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Also, when we use any of the words “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “will” or similar expressions, we are making forward-looking statements. These forward-looking statements are not guarantees and are based on our current intentions and on our current expectations and assumptions. These statements, intentions, expectations and assumptions involve risks and uncertainties, some of which are beyond our control that could cause actual results or events to differ materially from those we anticipate or project, such as:

●	changes in real estate market conditions and general economic conditions;

●	the inherent risks associated with owning real estate, including local real estate market conditions, governing laws and regulations and illiquidity of real estate investments;

●	increased competition in the geographic areas in which we own and operate manufactured housing communities;

●	our ability to continue to identify, negotiate and acquire manufactured housing communities and/or vacant land which may be developed into manufactured housing communities on terms favorable to us;

●	our ability to maintain rental rates and occupancy levels;

●	changes in market rates of interest;

●	our ability to repay debt financing obligations;

●	our ability to refinance amounts outstanding under our credit facilities at maturity on terms favorable to us;

●	our ability to comply with certain debt covenants;

●	our ability to integrate acquired properties and operations into existing operations;

●	the availability of other debt and equity financing alternatives;

●	continued ability to access the debt or equity markets;

●	the loss of any member of our management team;

●	our ability to maintain internal controls and procedures to ensure all transactions are accounted for properly, all relevant disclosures and filings are timely made in accordance with all rules and regulations and any potential fraud or embezzlement is thwarted or detected;

●	the ability of manufactured home buyers to obtain financing;

●	the level of repossessions by manufactured home lenders;

●	market conditions affecting our investment securities;

●	changes to the market perception of REITs as a result of H.R. 1, informally titled the Tax Cuts and Jobs Act, signed into law on December 22, 2017 (the “Tax Act” or the “Act”);

●	changes in federal or state tax laws, rules or regulations that could have adverse tax consequences; and

●	our ability to qualify as a real estate investment trust for federal income tax purposes.

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You should not place undue reliance on these forward-looking statements, as events described or implied in such statements may not occur. We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.

For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, please see the discussion under “Risk Factors” contained in this prospectus and the other information contained in our publicly available filings with the Commission, including our Annual Report on Form 10-K for the year ended December 31, 2018.

DESCRIPTION OF THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The provisions of the Dividend Reinvestment and Stock Purchase Plan (the “Plan”) for holders of Common Stock of UMH are set forth below in question and answer format.

For further information concerning the Plan, please address correspondence to:

Shareholder Relations
UMH Properties, Inc.
Juniper Business Plaza, Suite 3-C
3499 Route 9 North
Freehold, New Jersey 07728

PURPOSE

1. What is the purpose of the Plan?

The purpose of the Plan is to provide holders of record of shares of Common Stock of UMH with a convenient and economical way of investing cash dividends and optional cash payments in shares of UMH Common Stock at a 5% discount from the market price prior to investment (see Question 16) and without payment of any brokerage commission or service charge. Since such shares of Common Stock will be purchased directly from UMH, UMH will receive additional funds to make investments in real estate and for other purposes. See “Use of Proceeds” below.

ADVANTAGES

2. What are the advantages of the Plan?

By participating in the Plan:

●	You may purchase shares of Common Stock at a 5% discount from the market price (see Question 16) by reinvesting cash dividends on all or less than all of the shares of Common Stock registered in your name. If you elect to reinvest cash dividends on less than all of the shares of Common Stock registered in your name, you will continue to receive cash dividends on the remaining shares registered in your name.

●	You may purchase additional shares of Common Stock at the same 5% discount from the market price by making optional cash payments at any time of not less than $500 per payment nor more than $1,000 per month, unless a Request for Waiver has been accepted by UMH as described in Question 12 below.

●	You pay no trading fees or service charge in connection with investments under the Plan.

●	Recordkeeping is simplified under the Plan by the provision of a statement of account to each participant.

●	You are assured safekeeping of shares of Common Stock credited to your account because certificates are not issued unless requested.

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ADMINISTRATION

3. Who administers the Plan?

American Stock Transfer & Trust Company, LLC (the “Agent”) administers the Plan and provides certain administrative support. On behalf of participants, the Agent keeps records, sends statements of account after each purchase to participants and performs other duties relating to the Plan. The Agent purchases shares of Common Stock from UMH as agent for participants in the Plan and credits such shares of Common Stock to the accounts of the individual participants.

The Agent can be contacted by phone at 1-888-777-0316, via its website at www.astfinancial.com, or by mail at P.O. Box 922, Wall Street Station, New York, NY 10269-0560.

ELIGIBILITY

4. Who is eligible to participate?

(a)           Shareholders of Record -

All holders of record of shares of UMH Common Stock are eligible to participate in the Plan.

(b)           Beneficial Owners of Shares of Common Stock -

Beneficial owners, whose shares of UMH Common Stock are registered in names other than their own (for instance, in the name of a broker or bank nominee), may only participate in the reinvestment of cash dividends on such shares of Common Stock as described below under the heading “Participation” (see Question 6). A shareholder, all of whose shares of Common Stock are in street name or nominee name, may participate in the optional cash payment provision by completing and sending in an Authorization Card certifying that he/she is a shareholder of UMH.

5. How is the Plan to be interpreted?

Any question of interpretation arising under the Plan will be determined by UMH and any such determination will be final.

PARTICIPATION

6. How do holders of shares of Common Stock join the Plan?

A holder of record of shares of Common Stock may join the Plan at any time by completing and signing an Authorization Card and returning it to the Agent. An Authorization Card may be obtained at any time by writing to UMH Properties, Inc., Juniper Business Plaza, Suite 3-C, 3499 Route 9 North, Freehold, New Jersey 07728. A holder of record may also join the Plan by enrolling online through the Agent’s website at www.astfinancial.com and following the instructions for enrollments. All Plan materials, including enrollment forms, other Plan forms and this Prospectus, are available through the Agent.

If you do not hold shares registered in your name but instead hold them through a broker, bank or other nominee, you must either become a registered shareholder by having shares transferred into your name or, if permitted by your broker, bank or other nominee, arrange with the record holder to participate in the Plan on your behalf. If you choose the latter, you will not have an account administered by the Plan administrator; instead, you must deal with and through the record holder.

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7. What are my options under the Plan?

By marking the appropriate spaces on the Authorization Card, or making the appropriate election online, you may choose among the following investment options:

●	“Full Dividend Reinvestment.” To reinvest cash dividends automatically on all shares of Common Stock now and subsequently registered in your name at 95% of the market price (see Question 16 below for a description of how this is computed).

●	“Partial Dividend Reinvestment.” To reinvest cash dividends automatically on less than all of the shares of Common Stock registered in your name (a specified number of full shares) at 95% of the market price and continue to receive cash dividends on the remaining shares of Common Stock. If you elect partial dividend reinvestment, you must reinvest at least 10% of your dividend distribution.

●	“Optional Cash Payments.” To invest by making optional cash payments, at any time, in any amount, not less than $500, nor more than $1,000, per month, unless a Request for Waiver has been accepted by UMH as described in Question 12 below, whether or not any dividends are being automatically reinvested, at 95% of the market price.

You may choose to both reinvest cash dividends automatically (either on all or less than all of the shares of Common Stock registered in your name) and to make optional cash payments. If you elect to make optional cash payments (but do not elect full or partial dividend reinvestment) you will continue to receive cash dividends on shares of Common Stock in the usual manner other than on those shares of Common Stock credited to your account under the Plan. The Agent will apply any optional cash payment received with the Authorization Card or with a subsequent payment form (see Question 11 below) to the purchase of shares of Common Stock under the Plan.

You may make these elections on the Authorization Card or when you enroll online at www.astfinancial.com. The Authorization Card also provides a certification to be signed by beneficial owners whose shares of Common Stock are held in street or nominee name who wish to participate in the optional cash payment provisions.

The Agent will reinvest automatically any subsequent dividends on the shares of Common Stock credited to your account under the Plan, including any shares of Common Stock you purchase with optional cash payments. The Plan, in other words, operates so as to reinvest dividends on a cumulative basis on the shares of Common Stock designated on your Authorization Card and on all shares of Common Stock accumulated and held in your Plan account, until you specify otherwise by notice in writing delivered to the Agent or withdraw from the Plan altogether, or until the Plan is terminated. See Question 30 below for the consequences of sales of shares of Common Stock subject to the Plan.

8. May I change options under the Plan?

Yes. You may change options under the Plan at any time by completing and signing a new Authorization Card and returning it to the Agent or changing your election online at www.astfinancial.com. The answer to Question 6 tells how to obtain an Authorization Card and return envelope or to enroll online. Any change concerning the reinvestment of dividends must be received by the Agent prior to the record date for a dividend (see Question 10) in order for the change to become effective with that dividend.

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9. What transactions can I conduct through the Agent’s online services?

The Agent offers you a convenient way for record holders to invest in Common Stock completely online, without having to send in any forms or checks by mail. Through the Agent’s online services, you may:

●	Enroll in the Plan;

●	Change your dividend reinvestment election;

●	Review your transaction history and position summary;

●	Request certificates;

●	Download enrollment and other forms;

●	Update personal information; and

●	Receive transaction confirmations via email.

You can access these services through the investor relations section of the Agent’s website, www.astfinancial.com. Participation in the Plan through the Internet is entirely voluntary.

If you are a registered holder, you will need your account number, social security number and password to access your account online. If your shares are registered in “street name,” you must consult your broker or other record or registered holder for more information (Question 6).

10. When will investment of dividends respecting shares of Common Stock start?

If your Authorization Card or online election to reinvest dividends is received by the Agent prior to the record date for determining the holders of shares entitled to receive the next dividend, reinvestment of your dividends will commence with that next dividend. The record dates for dividend payments on the shares of Common Stock are generally on or about February 15, May 15, August 15 and November 15. If your Authorization Card or online election to reinvest dividends is received subsequent to the record date, reinvestment of your dividends (or designated portion thereof) will not start until payment of the next following dividend.

OPTIONAL CASH PAYMENTS

11. How does the cash payment option work?

Each participant in the Plan may invest in additional shares of Common Stock by making optional cash payments at any time. Participants in the Plan have no obligation to make any optional cash payments. Optional cash payments may be made at irregular intervals and the amount of each optional payment may vary, but no optional cash payments may be less than $500 and the total optional cash payments invested by each owner of shares of Common Stock may not exceed $1,000 per month, unless a Request for Waiver has been accepted by UMH as described in Question 12 below.

An optional cash payment may be made by enclosing a check or money order with the Authorization Card when enrolling; and thereafter by forwarding a check or money order to the Agent with a payment form which will be attached to each statement of account. Checks and money orders must be in United States dollars and should be made payable to “American Stock Transfer & Trust Company.” No interest will be paid on optional cash payments held by the Agent pending the purchase of shares of Common Stock. (See Questions 14 and 15 below).

Optional cash payments must be received by the Agent by the tenth (10th) day of each calendar month, unless the 10th falls on a non-business day, in which case the payment must be received by the preceding business day. Optional cash payments received by the Agent subsequent to that date will be applied to the next month’s optional investment.

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WAIVER OF MAXIMUM LIMITS

12. May I make an optional cash payment in excess of $1,000 per month?

Optional cash investments in excess of $1,000 per month may be made only pursuant to a Request for Waiver accepted by UMH. Participants who wish to submit an optional cash investment in excess of $1,000 for any Investment Date must obtain the prior written approval of UMH. A Request for Waiver should be directed to Shareholder Relations at UMH via telephone at 732-577-9997. UMH has sole discretion to grant any approval for optional cash investments in excess of the allowable maximum amount. In deciding whether to approve a Request for Waiver, UMH will consider relevant factors including, but not limited to, UMH’s need for additional funds, the attractiveness of obtaining such additional funds through the sale of Common Stock as compared to other sources of funds, the purchase price likely to apply to any sale of Common Stock, the participant submitting the request, the extent and nature of such participant’s prior participation in the Plan, the number of shares of Common Stock held of record by such participant, and the aggregate amount of optional cash investments in excess of $1,000 for which Requests for Waiver have been submitted by all participants. If Requests for Waiver are submitted for any Investment Date for an aggregate amount in excess of the amount UMH is then willing to accept, UMH may honor such requests in order of receipt, pro rata or by any other method that UMH determines to be appropriate. With regard to optional cash investments made pursuant to a Request for Waiver, the Plan does not provide for a predetermined maximum limit on the amount that a participant may invest or on the number of shares that a participant may purchase.

UMH does not anticipate approving any single participant Requests for Waiver to purchase more than two percent (2%) of the outstanding shares of UMH on an annual basis. UMH will generally grant Requests for Waiver where the participant is requesting to make one optional cash investment in lieu of making a series of investments over the next twelve (12) month period and so specifies in the participant’s written request.

In no event will UMH be able to issue more shares in total than the number of shares registered for sale pursuant to the Plan.

PURCHASES

13. What is the source of shares of Common Stock purchased under the Plan?

Shares of Common Stock purchased under the Plan come from authorized but unissued shares of Common Stock of UMH. Shares will not be purchased in the open market. You will pay no service fees, brokerage trading fees or other charges on purchases of newly issued shares of Common Stock under the Plan.

14. When will dividends and optional cash payments be invested in shares of Common Stock?

Reinvestment of dividends will be made on the date when the dividend becomes payable. Optional cash payments will be invested on the Investment Date. In order to allow sufficient time for processing, optional cash payments must be received by the Agent by the tenth (10th) day of each month, unless the 10th falls on a non-business day, in which case the payment must be received by the preceding business day. Optional cash payments received by the Agent subsequent to that date will be applied to the next month’s optional investment. Participants will become owners of shares of Common Stock purchased under the Plan as of the date of purchase.

15. What is the Investment Date?

The Investment Date for dividends will be the Dividend Payment Date. Dividend Payment Dates are generally March 15, June 15, September 15 and December 15. For optional cash payments, the Investment Date will be the Dividend Payment Date in months having dividends payable or otherwise the fifteenth (15th) of each month. If an Investment Date falls on a NYSE non-trading day, such as a Saturday, Sunday or NYSE holiday, the Investment Date will be the next following trading day.

16. What will be the price of shares purchased under the Plan?

The officers of UMH will determine the price of shares of Common Stock to be purchased under the Plan in accordance with the provisions of the next paragraph. It is intended that the price of shares to be purchased will be at a 5% discount from the market price (as defined below).

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The Common Stock of UMH is traded on the NYSE. The Officers of UMH will fix the reinvestment price at a discount price equal to 95% of the market price determined as follows: the higher of (i) 95% of the average of the daily high and low sale prices of UMH’s Common Stock on the NYSE on the four trading days including and preceding the Investment Date, or (ii) 95% of the average of the high and low sale prices of UMH’s Common Stock on the NYSE on the Investment Date. In the event there is no trading in the Common Stock, or if for any reason UMH and the Agent have difficulty in determining the price of shares to be purchased under the Plan, then UMH, in consultation with the Agent, will use such other public report or sources as UMH deems appropriate to determine the market price and the appropriate 5% discount. If the reinvestment price involves a decimal which is not equal to one-eighth of a point, the reinvestment price will be rounded up to the next higher one-eighth of a point.

17. How will the number of shares of Common Stock purchased for me be determined?

The number of shares of Common Stock that will be purchased for you on any Investment Date will depend on the amount of your dividends to be invested, the amount of any optional cash payments and the applicable purchase price of the shares of Common Stock, and will be the number of shares of Common Stock that results from dividing the aggregate amount of dividends and optional payments to be invested by the applicable discounted purchase price. Partial shares will be credited to your account. At any time when you withdraw from the Plan or request all shares to be transferred to your name, you will receive a cash payment in lieu of any partial share. The amount of such cash payment will be based upon the then current market price of the Common Stock, less any commissions and any other costs of sale.

COSTS

18. Are there any costs to me for my purchases under the Plan?

There are no trading fees for purchases of shares of Common Stock under the Plan because shares are purchased directly from UMH. All costs of administration of the Plan will be paid by UMH. Brokers and nominees may impose charges or fees in connection with their handling of participation in the Plan by nominee and fiduciary accounts.

DIVIDENDS

19. Will dividends be paid on shares of Common Stock held in my Plan account?

Yes. Any cash dividends declared on shares of Common Stock held in your Plan account are automatically reinvested in additional shares of Common Stock and credited to your account.

REPORTS TO PARTICIPANTS

20. What reports will be sent to participants in the Plan?

Following each purchase of shares of Common Stock for your account, the Agent will mail to you a statement of account showing amounts invested, the purchase price (see Question 16), the number of shares purchased, and other information for the year to date. Each participant will receive a Form 1099-DIV showing income reportable for Federal income tax purposes following the final purchase in each calendar year (see Question 30). These statements are your record of the cost of your purchases and should be retained for income tax and other purposes. In addition, during the year you will receive copies of the same communications sent to all other holders of shares of Common Stock.

CERTIFICATES FOR SHARES

21. Will I receive certificates for shares of Common Stock purchased under the Plan?

Shares of Common Stock purchased by the Agent for your account will be registered in the name of the Agent’s nominee and certificates for such shares will not be issued to you until requested. The total number of shares credited to your account will be shown on each statement of account. This custodial service helps to protect you against the risk of loss, theft or destruction of stock certificates.

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Certificates for any number of whole shares credited to your account will be issued to you at any time upon written request to the Agent. Cash dividends with respect to shares you own of record outside your Plan account will continue to be automatically reinvested in accordance with your election. Any remaining shares will continue to be credited to your account.

If the written request to the Agent is for certificates to be issued for all shares of Common Stock credited to your account, you will receive a cash payment in lieu of any partial share. The amount of such a cash payment will be based upon the then current market price of the Common Stock, less any commissions and any other costs of sale. You can also request full shares to be issued via the Internet or the Interactive Voice Response System.

Certificates for partial shares will not be issued under any circumstances.

22. In whose name will certificates be registered and issued?

Upon your request, certificates for shares of Common Stock will be registered and issued in the name in which your Plan account is maintained. For holders of record, this generally will be the name or names in which your shares are registered at the time you enroll in the Plan. Upon written request, shares will be registered in any other name, upon the presentation to the Agent of evidence of compliance with all applicable transfer requirements.

TRANSFER AND PLEDGE OF SHARES

23. Can I transfer shares that I hold in the Plan to someone else?

Yes. You may transfer ownership of some or all of your shares held through the Plan. You may call the Agent at the toll free number 1-888-777-0316 for complete transfer instructions or go to www.astfinancial.com to download the appropriate materials. You will be asked to send the Agent written transfer instructions and your signature must be “Medallion Guaranteed” by a financial institution. Most banks and brokers participate in the Medallion Guarantee Program. The Medallion Guarantee Program ensures that the individual signing is in fact the owner of the shares to be transferred. A notary is not sufficient.

24. May shares of Common Stock in my Plan account be pledged?

No. You must first request that certificates for shares credited to your Plan account be issued to you (see Question 21) before you can pledge such shares.

WITHDRAWAL FROM THE PLAN

25. When may I withdraw from the Plan?

You may withdraw from the Plan at any time. If your request to withdraw is received by the Agent prior to the record date for determining the holders entitled to receive the next dividend, your request to withdraw will be processed prior to the payment of such dividend. If your request to withdraw is received by the Agent subsequent to the record date for determining the holders entitled to receive the next dividend, such dividend will be reinvested for your account and your request for withdrawal will be processed promptly thereafter and prior to the next following dividend payment.

After your request for withdrawal has become effective, all dividends will be paid in cash to you unless and until you re-enroll in the Plan, which you may do at any time.

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26. How do I withdraw from the Plan?

In order to withdraw from the Plan, please complete the tear-off portion of any Plan statement of account and send it to American Stock Transfer & Trust Company, P.O. Box 922, Wall Street Station, New York, NY 10269-0560, or access your account on-line at www.astfinancial.com, or call the toll free number at 1-888-777-0316. When you withdraw from the Plan, or upon termination of the Plan by UMH, certificates for shares credited to your account under the Plan will be issued to you upon your request. You will receive a cash payment in lieu of any partial share. The amount of such a cash payment will be based upon the then current market price of the Common Stock, less any commissions and any other costs of sale.

OTHER INFORMATION

27. What happens if I sell or transfer shares of Common Stock registered in my name?

If you dispose of all shares of Common Stock registered in your name, the dividends on the shares credited to your Plan account will continue to be reinvested until you notify the Agent that you wish to withdraw from the Plan.

28. What happens if UMH issues a stock dividend, declares a stock split or has a rights offering?

Any stock dividends or split shares distributed by UMH on shares of Common Stock credited to your Plan account will be added to your account. Stock dividends or split shares distributed on shares of Common Stock for which you hold certificates will be mailed directly to you in the same manner as to shareholders who are not participating in the Plan.

In a regular rights offering, as a holder of record you will receive rights based upon the total number of shares of Common Stock owned; that is, the total number of shares for which you hold certificates and the total number of shares held in your Plan account.

UMH reserves the right to either curtail or suspend transaction processing until the completion of any stock dividend, stock split or corporation action.

29. Can I vote shares in my Plan account at meetings of shareholders?

Yes. You will receive a proxy for the total number of shares of Common Stock held, both the shares for which you hold certificates and those credited to your Plan account. The total number of shares of Common Stock held may also be voted in person at a meeting.

If the proxy is not returned or if it is returned unsigned, none of your shares of Common Stock held will be voted unless you vote in person.

30. What are the Federal income tax consequences of participation in the Plan?

Under Treasury Regulations and Internal Revenue Service rulings in connection with similar plans, dividends reinvested will be treated as distributions notwithstanding that the dividends are reinvested in stock. The amount of the distribution will be the fair market value of the stock received on the date of the distribution. Distributions under the Plan will be subject to U.S. withholding tax to the same extent as a cash distribution.

The U.S. federal tax treatment of stock purchased with a discount under the optional share payment feature of the Plan is not entirely clear. The IRS has privately ruled that if you acquire stock through the optional cash payments under the Plan, you should not be treated as receiving a distribution in respect of the 5% discount, unless you also participate in the dividend reinvestment under the Plan. Private letter rulings are not precedent and may not be relied upon by any taxpayer other than the taxpayer to whom the ruling is addressed. Nevertheless, such rulings often reflect the position of the IRS at the time of the ruling.

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If you are not participating in the dividend reinvestment feature of the Plan, you may not be treated for U.S. federal income tax purposes as having received a distribution from us equal to the amount of the discount. In that case, your tax basis in the stock purchased will equal the optional cash payment for such stock. On the other hand, if you are participating in the dividend reinvestment feature of the Plan, you may be treated for U.S. federal income tax purposes as having received a distribution upon the purchase of stock with the optional cash payment in an amount equal to the excess, if any, of (i) the fair market value of the stock purchased, plus any trading fees or service charges that we pay on your behalf, over (ii) the purchase price of such shares, taking into account any discount.

Distributions by REITs such as UMH are treated as dividends to the extent a REIT has earnings and profits for Federal income tax purposes. In general, dividends payable by REITs are not eligible for the reduced tax rate on qualified dividend income, except to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if a REIT distributed taxable income that it retained and paid tax on in the prior taxable year) or to dividends properly designated by the REIT as “capital gain dividends.” To the extent that the amount so distributed by UMH exceeds the current and accumulated earnings and profits of UMH, such excess would be treated for Federal income tax purposes as a return of capital to the shareholder to the extent of such shareholder’s basis, and then as capital gain. Each participant will receive a Form 1099-DIV showing total dividend income, the amount of any return of capital distribution and the amount of any capital gain dividend for the year.

The holding period of shares of Common Stock acquired under the Plan, whether purchased with dividends or optional cash payments, will begin on the day following the date on which the shares were purchased for your account.

As a participant in the Plan you will not realize any taxable income when you receive certificates for whole shares credited to your account, either upon your request for such certificates or upon withdrawal from or termination of the Plan. However, you will recognize gain or loss (which, for most participants, will be capital gain or loss) when whole shares acquired under the Plan are sold or exchanged after your withdrawal from or the termination of the Plan. If such gain or loss is capital, it will be long-term capital gain or loss if the shares sold are held for more than one year and will be short-term capital gain or loss if the shares sold are held for one year or less.

You are encouraged to consult your tax advisor with specific reference to your own tax situation and potential changes in the applicable law as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of dividends and purchase of shares under the Plan, your tax basis and holding period for stock acquired under the Plan and the character, amount and tax treatment of any gain or loss realized on the disposition of stock.

31. What is the responsibility of UMH and the Agent under the Plan?

Neither UMH nor the Agent nor its nominees, in administering the Plan, will accept liability for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt of notice in writing of such death.

Neither UMH nor the Agent can assure you of a profit or protect you against a loss on shares purchased under the Plan.

32. How are income tax withholding provisions applied to participants?

In the case of foreign participants who elect to have their dividends reinvested or who elect to make optional cash payments and whose dividends are subject to United States income tax withholding, an amount equal to the dividends payable to such participants who elect to reinvest dividends, or the amount of the optional cash payment made by a participant, less the amount of tax required to be withheld, will be applied by the Agent to the purchase of shares of Common Stock. A Form 1042-S, mailed to each foreign participant after the final purchase of the calendar year, will show the amount of tax withheld in that year. A Form 1099-DIV will be mailed to domestic participants in the event that Federal income tax withholding is imposed in the future on dividends to domestic participants.

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33. May the Plan be changed or discontinued?

UMH reserves the right to modify, suspend or terminate the Plan at any time. All participants will receive notice of any such action. Any such modification, suspension or termination will not, of course, affect previously executed transactions. UMH also reserves the right to adopt, and from time to time change, such administrative rules and regulations (not inconsistent in substance with the basic provisions of the Plan then in effect) as it deems desirable or appropriate for the administration of the Plan. The Agent reserves the right to resign at any time upon reasonable written notice to UMH.

The purpose of the Plan is to provide shareholders with a systematic and convenient method of investing dividends and optional cash payments for long-term investment. Use of the Plan for any other purpose is prohibited.

UMH reserves the right to return optional cash payments to subscribing shareholders if, in UMH’s opinion, the investment is not consistent with the purposes of the Plan. Shareholders who establish multiple accounts to circumvent the $1,000 per month limit on optional cash investments are subject to UMH’s right to return all optional cash payments.

UMH would consider lowering or eliminating the discount without prior notice to participants if for any reason UMH believed that participants were engaging in positioning and other transactions with the intent to purchase shares of Common Stock under the Plan and then immediately resell such shares of Common Stock in order to monetize the discount. Any participant who engages in such transactions may be deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act.

SPECIAL RULES TO PROTECT UMH’S STATUS AS A QUALIFIED REAL ESTATE INVESTMENT TRUST (“REIT”) UNDER THE PROVISIONS OF THE INTERNAL REVENUE CODE

UMH reserves the right not to issue shares under the Plan to any shareholder holding more than 3% of UMH’s Common Stock. These shareholders may use the Plan both for dividend reinvestment and for optional cash payments but no shares will be issued to any shareholder if the issuance could provide for the disqualification of UMH as a REIT under the provisions of the Internal Revenue Code. The decision of UMH in this regard is final and the particular shareholder’s only right shall be the return of any optional cash payment and the return of dividends in cash.

UMH also reserves the right to return optional cash payments to subscribing shareholders if, in UMH’s opinion, the investment is not consistent with the purposes of the Plan. This provision would cover shareholders who sell short shares on the NYSE and use the optional cash payment solely for purposes of attempting to earn the 5% differential. This provision can also be invoked to prevent any shareholder from creating multiple optional cash payment accounts. The purpose of the Plan is to provide shareholders with a systematic and convenient method of investing dividends and optional cash payments for long-term investment. Use of the Plan for any other purpose is prohibited.

USE OF PROCEEDS

UMH has no basis for estimating precisely either the number of shares of Common Stock that ultimately may be sold pursuant to the Plan or the prices at which such shares will be sold. However, UMH proposes to use the net proceeds from the sale of shares of Common Stock pursuant to the Plan, when and as received, to purchase additional properties in the ordinary course of business and for general corporate purposes, including the possible repayment of indebtedness. Until we use the net proceeds from the sale of shares of Common Stock pursuant to the Plan, they may be deposited in interest bearing cash accounts or invested in marketable securities, including securities that may not be investment grade. UMH considers the Plan to be a cost-effective means of expanding its equity capital base and furthering its investment objectives while at the same time benefiting holders of shares of Common Stock.

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PLAN OF DISTRIBUTION

We will sell our Common Stock acquired under the Plan directly to the participants. The shares acquired pursuant to the Plan may be resold in market transactions on any national securities exchange on which our common stock trades or in privately negotiated transactions. Our Common Stock is currently listed on the NYSE.

We may sell our Common Stock through the Plan to persons who, in connection with the resale of the shares, may be considered underwriters. In connection with these types of transactions, compliance with Regulation M under the Exchange Act would be required. We will not give any person any rights or privileges other than those that the person would be entitled to as a participant under the Plan. We will not enter into any agreement with any person regarding the person’s purchase, resale or distribution of shares.

Subject to the availability of our Common Stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the Plan. A participant is not required to pay any transaction fees, service fees, trading fees or other charges in connection with the purchase of Common Stock for his or her plan account under the Plan. The participant will only have to pay fees in connection with his or her voluntary sale of shares from his or her Plan account.

INDEMNIFICATION

UMH is incorporated under the laws of the State of Maryland. The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its shareholders for money damages, other than for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. UMH’s charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which UMH’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, a Maryland corporation also may not indemnify for an adverse judgment in a suit by or on behalf of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

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UMH’s charter requires UMH, to the fullest extent permitted by Maryland law as in effect from time to time, to indemnify and advance expenses to its directors and officers, whether serving UMH or at UMH’s request, any other entity, who were or are parties or are threatened to be made parties to any threatened or actual suit, investigation or other proceeding, including administrative actions, as a result of their status or actions as directors or officers of UMH. UMH’s charter authorizes UMH to provide the same indemnification and advancement of expenses to UMH’s employees and agents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

UMH has entered into indemnification agreements with its directors and executive officers which generally provide that UMH is required to indemnify any director or officer who was, is or becomes a party to or witness or other participant in: (i) any threatened, pending or completed action, suit or proceeding in which such director or officer may be or may have been involved, as a party or otherwise, by reason of the fact that the director or officer was acting in his or her capacity as a director or officer of UMH; and (ii) any inquiry, hearing or investigation that such director or officer in good faith believes might lead to the institution of any such action, suit or proceeding against any and all expenses, to the fullest extent permitted by law.

EXPERTS

The consolidated financial statements and schedules of UMH Properties, Inc. as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018, included in our Annual Report on Form 10-K for the year ended December 31, 2018, have been incorporated by reference herein in reliance upon the report of PKF O’Connor Davies, LLP, our independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Stroock & Stroock & Lavan LLP will pass upon certain legal matters in connection with the issuance of shares of Common Stock pursuant to the Plan.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following are estimates of the expenses to be incurred in connection with the issuance and distribution of the securities to be registered:

Commission Registration Fee	$11,301
Accounting Fees and Expenses	$2,000
Legal Fees and Expenses	$5,000
Printing Expenses	$2,000
Miscellaneous Expenses	$4,699

Total	$25,000

Item 15. Indemnification of Directors and Officers.

UMH is incorporated under the laws of the State of Maryland. The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its shareholders for money damages, other than for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. UMH’s charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which UMH’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, a Maryland corporation also may not indemnify for an adverse judgment in a suit by or on behalf of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

UMH’s charter requires UMH, to the fullest extent permitted by Maryland law as in effect from time to time, to indemnify and advance expenses to its directors and officers, whether serving UMH or at UMH’s request, any other entity, who were or are parties or are threatened to be made parties to any threatened or actual suit, investigation or other proceeding, including administrative actions, as a result of their status or actions as directors or officers of UMH. UMH’s charter authorizes UMH to provide the same indemnification and advancement of expenses to UMH’s employees and agents.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

UMH has entered into indemnification agreements with its directors and executive officers which generally provide that UMH is required to indemnify any director or officer who was, is or becomes a party to or witness or other participant in: (i) any threatened, pending or completed action, suit or proceeding in which such director or officer may be or may have been involved, as a party or otherwise, by reason of the fact that the director or officer was acting in his or her capacity as a director or officer of UMH; and (ii) any inquiry, hearing or investigation that such director or officer in good faith believes might lead to the institution of any such action, suit or proceeding against any and all expenses, to the fullest extent permitted by law.

Item 16.	Exhibits.

Exhibit Number	Description of Exhibit

4.1	Specimen Authorization Card – American Stock Transfer & Trust Company, LLC.

5.1	Opinion of Stroock & Stroock & Lavan LLP.

23.1	Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5.1).

23.2	Consent of PKF O’Connor Davies, LLP.

Item 17.	Undertakings.

The Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

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Provided however, that:

Paragraphs (a)(i), (ii) and (iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Freehold, State of New Jersey, on June 13, 2019.

UMH PROPERTIES, INC.

By:	/s/ Eugene W. Landy
Eugene W. Landy
Chairman of the Board and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eugene W. Landy	Chairman of the Board and Director	June 13, 2019
Eugene W. Landy

/s/ Samuel A. Landy	President, Chief Executive Officer and Director	June 13, 2019
Samuel A. Landy

/s/ Anna T. Chew	Vice President, Chief Financial and Accounting Officer,	June 13, 2019
Anna T. Chew	Treasurer and Director

/s/ Jeffrey A. Carus	Director	June 13, 2019
Jeffrey A. Carus

/s/ Matthew I. Hirsch	Director	June 13, 2019
Matthew I. Hirsch

/s/ Michael P. Landy	Director	June 13, 2019
Michael P. Landy

/s/ Stuart Levy	Director	June 13, 2019
Stuart Levy

/s/ William E. Mitchell	Director	June 13, 2019
William E. Mitchell

/s/ Kenneth K. Quigley	Director	June 13, 2019
Kenneth K. Quigley

/s/ Stephen B. Wolgin	Director	June 13, 2019
Stephen B. Wolgin

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EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Specimen Authorization Card – American Stock Transfer & Trust Company, LLC.

5.1	Opinion of Stroock & Stroock & Lavan LLP.

23.1	Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5.1).

23.2	Consent of PKF O’Connor Davies, LLP.

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EXHIBIT 4.1

Specimen Authorization Card – American Stock Transfer & Trust Company

AUTHORIZATION CARD

UMH PROPERTIES, INC. DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

I wish to participate in the Dividend Reinvestment and Stock Purchase Plan (the “Plan”) for the purchase of whole and partial shares of Common Stock (“Shares”) of UMH Properties, Inc. (the “Company”) as follows:

[  ] FULL DIVIDEND REINVESTMENT. I want to reinvest dividends on all Shares now or hereafter registered in my name and on all Shares held for me by the Plan Administrator. I may also make optional cash deposits.

[  ] PARTIAL DIVIDEND REINVESTMENT. I want to reinvest cash dividends on only ________ Shares registered in my name and want my cash dividends on the rest of my Shares. I understand that dividends on all Shares held for me by the Plan Administrator will be reinvested. I may also make optional cash deposits.

[  ] OPTIONAL CASH DEPOSITS ONLY. I want to make only optional cash deposits. I do not want to reinvest dividends on Shares registered in my name. I understand that dividends on all Shares held for me by the Plan Administrator will be reinvested. My check in the amount of $___________ is enclosed.

My participation is subject to the provisions of the Plan as set forth in the Prospectus relating to the Shares offered pursuant to the Plan.

Social Security or Tax I.D. No.	Date

Print Name(s) of Registered Owner(s)	Signature(s) of Registered owner(s)

Make checks payable to and mail to: American Stock Transfer & Trust Company, P.O. Box 922, Wall Street Station, New York, NY 10269-0560.

SHAREHOLDERS ALL OF WHOSE SHARES ARE IN NOMINEE OR STREET NAME ONLY MAY ELECT OPTIONAL CASH PAYMENTS. CERTIFICATION ON THE REVERSE OF CARD MUST BE COMPLETED.

OWNER CERTIFICATION OF SHARES IN STREET OR NOMINEE NAME AND ENROLLMENT IN PLAN

(TO BE USED ONLY BY SHAREHOLDERS
ALL OF WHOSE SHARES ARE IN NOMINEE OR STREET NAME)

Name of Broker or Nominee Holding Shares for Shareholder:

___________________________________________________________

Number of Shares held by Broker or Nominee: ______________

I wish to make optional cash payments to the Plan. My check in the amount of $______ is enclosed. My Plan Account is to be maintained as follows (PLEASE PRINT):

Name	Street	City	State	Zip

Social Security/Tax I.D. No.

Date

I HEREBY CERTIFY THAT I AM THE OWNER OF THE SHARES OF UMH PROPERTIES, INC. INDICATED ABOVE.

Signature

IF ADDRESS IS NOT PROPERLY SHOWN, PLEASE CORRECT BEFORE RETURNING.

THIS IS NOT A PROXY.

Exhibit 5.1

STROOCK & STROOCK & LAVAN LLP

180 Maiden Lane

New York, N.Y. 10038

June 17, 2019

UMH Properties, Inc.
Juniper Business Plaza
3499 Route 9 North, Suite 3-C
Freehold, New Jersey 07728

Ladies and Gentlemen:

You (the “Company”) have requested our opinion in connection with your filing with the Securities and Exchange Commission of a registration statement on Form S-3 (the “Registration Statement”) covering up to 7,000,000 shares (the “Securities”) of the Company’s common stock, $0.10 par value per share (the “Common Stock”), available for issuance upon the reinvestment of Common Stock dividends or the purchase of additional shares of Common Stock pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

In furnishing this opinion, we have examined copies of the Plan, the Registration Statement, the Company’s Articles of Incorporation and By-Laws, as amended to date, and resolutions adopted by the Board of Directors authorizing the filing of the Registration Statement and the issuance of the Securities. We have also examined such other documents, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In our examinations of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents supplied to us as copies. As to various questions of fact material to such opinion, we have relied upon statements and certificates of your officers and representatives and others.

UMH Properties, Inc.

June 17, 2019

Based upon and subject to the foregoing, it is our opinion that the 7,000,000 shares of the Company’s Common Stock to be issued upon the reinvestment of dividends or the purchase of additional shares of Common Stock in accordance with the terms of the Plan will, when so issued, delivered and paid for, be validly authorized and issued, fully paid and non-assessable.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York, and we do not purport to express any opinion herein concerning any law other than the laws of the State of New York, the Maryland General Corporation Law and the federal laws of the United States of America. This opinion is limited to the laws as in effect on the date hereof.

We hereby consent to be named in the Registration Statement to be filed by you with the Securities and Exchange Commission under the Securities Act of 1933, as amended, as attorneys who have passed upon the legality of the Securities to be registered by the Registration Statement; and we further consent to your filing a copy of this opinion as an exhibit to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

STROOCK & STROOCK & LAVAN LLP

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

UMH Properties, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3, pertaining to the registration by UMH Properties, Inc. (the “Company”) of shares of the Company’s common stock (“Common Stock”) available for issuance upon the reinvestment of Common Stock dividends or the purchase of additional shares of Common Stock pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan, of our reports dated March 7, 2019, with respect to the consolidated balance sheets of the Company as of December 31, 2018 and 2017, and the related consolidated statements of income (loss), comprehensive income (loss), shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2018 and the related financial statement schedule, and with respect to the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the Company’s annual report on Form 10-K for the year ended December 31, 2018. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ PKF  O’Connor Davies, LLP

PKF  O’Connor Davies, LLP

June 17, 2019

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